1996 KEY EXECUTIVE INCENTIVE BONUS PLAN
                            SCOTT'S LIQUID GOLD-INC.


PURPOSE OF THE PLAN

The purpose of the Key Executive Incentive Bonus Plan (the "Plan") is to provide incentive to the Company's key executives to maximize corporate earnings for 1996 and to reward such executives based upon performance.

STRUCTURE OF THE PLAN

This Plan is constructed to reserve exclusively to the shareholders the first $1 million in pre-tax earnings. Thereafter, for each $1 million in additional pre-tax earnings , a bonus of $100,000 will be paid as an incentive bonus.

This Plan is also constructed so as to encourage Management to expend every effort possible to increase pre-tax earnings in excess of $1 million. The more pre-tax profit the Company makes, the greater the bonus and the greater the return to the Company's shareholders. Further, by not capping bonuses to be paid under this Plan, the Board of Directors believes that the incentives to the Company's executives to make larger and larger profits will not be limited.

PLAN PROVISIONS

1. For 1996, a bonus pool equal to 10% of pre-tax earnings in excess of $1 million will be set aside for distribution to the Company's key executives.

2. Partial distributions of the bonus pool may be made in December of 1996, but the final distribution is only to be made after the close of the year, based upon audited pre-tax profits, during the quarter following the close of the fiscal year.
3.   Bonuses, if any, for 1996, will be divided equally among the Company's four